** MSC 2006-HQ9 ** $2.6Bn Fixed Rate CMBS
Sole Lead Bookrunning Manager: Morgan Stanley
Co-Lead Mananger: LaSalle
Co-Managers: Merrill Lynch, RBS Greenwich Capital
Rating Agencies: Fitch, S&P

Structure:

 CL  SIZE($MM) FITCH/S&P   C/E    A/L  PX LEV COUPON  PRICE    YIELD     CUSIP
 A1   104.3    AAA/AAA   30.000%  3.39  S+6   5.490  100.2492  5.4132  61750CAA5
 A2    92.9    AAA/AAA   30.000%  5.29  S+14  5.618  100.5495  5.5232  61705CAC1
 A3   215.0    AAA/AAA   30.000%  6.82  S+24  5.712  100.5445  5.6503  61705CAD9
 AAB   84.6    AAA/AAA   30.000%  7.49  S+21  5.685  100.5455  5.6319  61705CAE7
 A4   784.2    AAA/AAA   30.000%  9.72  S+24  5.731  100.5438  5.7013  61705CAF4
 A4FL 350.0    AAA/AAA   30.000%  9.72        ***  NOT AVAILABLE  ***
 AM   256.5    AAA/AAA   20.000%  9.90  S+28  5.773  100.5461  5.7450  61705CAG2
 AJ   202.0    AAA/AAA   12.125%  9.90  S+30  5.793  100.5484  5.7650  61750CAH0
 B     19.2    AA+/AA+   11.375%  9.90  S+34  5.832  100.5454  5.8050  61750CAJ6
 C     35.3    AA/AA     10.000%  9.90  S+35  5.842  100.5466  5.8150  61750CAK3
 D     28.9    AA-/AA-    8.875%  9.94  S+37  5.862  100.5448  5.8359  61750CAL1
 E     22.4    A+/A+      8.000%  9.99  S+41  5.902  100.5455  5.8767  61750CAM9
 F     25.7    A/A        7.000%  9.99  S+43  5.922  100.5478  5.8967  61750CAN7
*G     25.7    A-/A-      6.000%  9.99  S+50  6.099  100.5468  5.9667  61750CAS6
*H     28.9    BBB+/BBB+  4.875%  9.99  S+70  6.134   99.3433  6.1667  61750CAT4
*J     32.1    BBB/BBB    3.625%  9.99  S+83  6.134   98.4048  6.2967  61750CAU1
*K     25.7    BBB-/BBB-  2.625%  9.99  S+105 6.134   96.8418  6.5167  61750CAV9
*X   2565.2**  AAA/AAA                  T+145 0.395    1.8592  6.3513  61705CAP2
A1A   164.7    AAA/AAA         *** NOT OFFERED ***

* Subject to rule 144A

** Notional Balance

DETAILS:
- The Coupon for Classes G through K and X are Initial Only
- Settlement:  8/17/06
- First Payment Date: 9/12/06
- Rated Final Distribution Date:  July 2044

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication relating to:

(1) these materials not constituting an offer (or a solicitation of an offer),

(2) no representation that these materials are accurate or complete and may not be updated, or

(3) these materials possibly being confidential,

are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

-------------------------------

This is not an offer (or solicitation of an offer) to buy/sell the securities/instruments mentioned or an official confirmation. Morgan Stanley may deal as principal in or own or act as market maker for securities/instruments mentioned or may advise the issuers. This is not research and is not from MS
Research but it may refer to a research analyst/research report. Unless indicated, these views are the author's and may differ from those of Morgan
Stanley research or others in the Firm. We do not represent this is accurate or complete and we may not update this. Past performance is not indicative of future returns. For additional information, research reports and important disclosures, contact me or see https://secure.ms.com/servlet/cls. You should not use e-mail to request, authorize or effect the purchase or sale of any security or instrument, to send transfer instructions, or to effect any other transactions. We cannot guarantee that any such requests received via e-mail will be processed in a timely manner. This communication is solely for the addressee(s) and may contain confidential information. We do not waive confidentiality by mistransmission. Contact me if you do not wish to receive these communications. In the UK, this communication is directed in the UK to those persons who are market counterparties or intermediate customers (as defined in the UK Financial Services Authority's rules).